Exhibit 99.1

2941 Fairview Park Drive
Suite 100
Falls Church, VA 22042-4513 www.generaldynamics.com	News

December 14, 2005

Contact: Rob Doolittle

Tel: 703 876 3199

Fax: 703 876 3555

rdoolittle@generaldynamics.com

General Dynamics to Acquire Anteon for $55.50 Per Share

Transaction will expand information technology services offerings and presence with Department of Defense; will be accretive to earnings and cash flow.

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) and Anteon International Corporation (NYSE: ANT) have entered into a definitive agreement for General Dynamics to acquire Anteon for $55.50 in cash for each outstanding Anteon share. The cost of the transaction would be approximately $2.2 billion, including the assumption of Anteon’s $100 million of net debt.

The proposed acquisition, which has been approved by the boards of directors of both companies, would be immediately accretive to General Dynamics’ earnings. Subject to an affirmative vote by Anteon shareholders and normal regulatory approvals, the transaction is expected to close by the end of the second quarter of 2006.

Anteon, headquartered in Fairfax, Va., has approx. 9,500 employees in more than 100 offices worldwide. The company has a current business backlog of $6.6 billion and anticipates 2006 sales of $1.72 billion.

“This superb company significantly strengthens the ability of our Information Systems and Technology group to provide a broad menu of seamless information technology (IT) services to Defense, Intelligence and Homeland Security customers,” said Nicholas D. Chabraja, General Dynamics chairman and CEO. “Anteon has grown consistently by offering high-value integration and systems engineering services to customers with demanding mission requirements. Adding those capabilities to our world-class enterprise IT, command-and-control, communications, computing, intelligence, surveillance and reconnaissance expertise will enable General Dynamics to reach a higher level of performance and create additional shareholder value.”

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Anteon is a leading systems integration company that provides mission, operational and IT enterprise support to the U.S. government. It designs, integrates, maintains and upgrades systems for national defense, intelligence, emergency response, infrastructure and other high-priority government missions. It also provides many customers with the systems engineering and program management skills necessary to manage the development and operations of their mission-critical systems. More than 35 percent of its employees are scientists or network, systems or software engineers; more than 65 percent have secret or top-secret security clearances.

Joseph Kampf, president and CEO of Anteon, said, “Anteon is known as a best-in-class provider of state-of-the-art mission solutions for national defense, intelligence and emergency response customers. Our management team has been recognized for its ability to achieve a sustained high rate of growth through a sound methodology that will be enhanced by the combined strengths of Anteon and General Dynamics. This acquisition provides significant value for our shareholders, and it enables Anteon to become a more powerful force in its markets. We will be able to provide a stronger future for our employees as well as broader offerings to our customers, and continue to make a difference in areas that matter for our country.”

Senior management from both companies will discuss the transaction and answer questions from investors and financial analysts at 9 a.m. on Wednesday, December 14, 2005, at the Four Seasons Hotel New York, 57 East 57th Street, New York, New York. Investment community representatives are invited to participate in person and by phone, and the conference will be webcast through a link at the General Dynamics website, www.generaldynamics.com.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 71,900 people worldwide and had 2004 revenue of $19.2 billion. The company is a market leader in mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and business aviation.

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This announcement is neither a solicitation of a proxy, an offer to purchase, nor a solicitation of an offer to sell shares of Anteon International Corporation. Anteon International Corporation will file and deliver all proxy statements, and Anteon International Corporation and General Dynamics Corporation will file and deliver all other forms, notices and documents required under state and federal law with respect to the merger. Anteon International Corporation will be filing preliminary proxy materials with the Securities and Exchange Commission. Upon expiration of the waiting period required under the federal securities laws to permit the SEC to review and comment upon the preliminary proxy materials, Anteon International Corporation will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail the definitive proxy materials to its stockholders. The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of Anteon International Corporation’s board of directors with respect to the merger. Stockholders of Anteon International Corporation are advised to read the definitive proxy materials, including the proxy statement and the Agreement and Plan of Merger, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, may be obtained without charge at the SEC’s website at www.sec.gov or at Anteon International Corporation’s website at www.Anteon.com as they become available.

Certain statements made in this press release, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s current expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K and our Forms 10-Q.

All forward-looking statements speak only as of the date they were made. The company does not undertake any obligation to update or publicly release any revisions to any forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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